EXHIBIT 2.5.2

                                 PROMISSORY NOTE



                                   $86,405,217



                                                       July 2, 1998

LOAN

FOR VALUE RECEIVED, Able Telcom Holding Corp., a Florida corporation ("Able Telcom"), pursuant to that certain Agreement and Plan of Merger, dated as of April 26, 1998, as amended by an Amendment thereto, dated as of July 2, 1998 (as so amended, the "Merger Agreement"), by and among MFS Acquisition Corp. ("MFSAC"), Able Telcom, MFS Network Technologies, Inc. and MFS Communications Company, Inc. ("MFS"), promises to pay to MFS, or order, without set-off (except as otherwise specified in the Master Services Agreement delivered pursuant to the Merger Agreement) , counterclaim or any deduction of any nature by wire transfer in immediately available funds to First Union National Bank of Florida, Jacksonville, Florida, AWA #063000021; for the credit of WorldCom, Inc. Concentration Account, Account Number: 2156320029820, or such other account as may be specified in writing by MFS, the amounts in respect of principal and interest on the Payment Dates indicated below. The principal amount of this Note is $86,405,217.

INTEREST RATE

The "Interest Rate" shall be 12% per annum or, if this Note shall not have been paid in full on or before July 31, 1998 or if a default shall have occurred under this Note (whether or not such default is continuing), 18% per annum, in each such case calculated on the basis of the actual days elapsed over a year of 365 days. Notwithstanding any other limitations con tained in this Note, MFS does not intend to charge and Able Telcom shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law.



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PAYMENT DUE AND PAYMENT DATES

On July 31, 1998, all accrued interest to that date and the lesser of (i) $20,000,000 of the principal outstanding on that date (without regard for payments made in respect of the Collections as defined below) or (ii) the entirety of the remaining principal, shall be due and payable by Able Telcom. Any remaining principal and interest on the Note shall be due and payable by Able Telcom on August 31, 1998. Notwithstanding the foregoing, all accrued interest and principal hereunder shall be payable on the earlier to occur: (i) the date of signing by Able Telcom of any merger or similar agreement to which Able Telcom would be a party, or (ii) the date on which a third party first acquires beneficial ownership of at least a 40% equity interest in Able Telcom (such earliest date, the "Payment Date"). Able Telcom agrees that it will not enter into any agreement contemplated by clause (i) or issue equity interests as contemplated by clause (ii) without contemporaneously repaying this Note in full in accordance with its terms.

SECURITY

As security for this Note, MFS is entitled to the benefits of a certain Stock Pledge Agree ment, dated as of July 2, 1998, by and between WorldCom, Inc. ("WorldCom") for itself and certain beneficiaries, including MFS, and Able Telcom (the "Pledge Agreement"). Able Telcom agrees that, in the event that WorldCom or MFS exercises its remedies under the Pledge Agreement and pursuant thereto acquires the Pledged Stock or the substitute collateral thereunder (as defined in the Pledge Agreement), (i) the "Deemed Value" to MFS of such acquisition shall be (A) the original principal amount of this Note, (B) less $10,000,000, (C) less the amount of any indebtedness incurred, or dividends paid, by MFSAC in violation of Section 3 hereof, plus (D) the aggregate amount of any prepayments of principal of this Note on or prior to the date of such acquisition, including in respect of Collections (as defined below), provided that the "Deemed Value" shall not exceed the unpaid principal amount and accrued and unpaid interest on this Note at the time of such acquisition, (ii) the principal amount of this Note shall be reduced by the Deemed Value and this Note shall continue to be in default as to any remaining unpaid amount and accrued interest, and (iii) Able Telcom shall remain obligated to repay the remaining unpaid amount of this Note and accrued interest in full in accordance with its terms.

SUBORDINATION

Able Telcom and MFS agree that, without prejudice to MFS' rights under the preceding paragraph, MFS' right to receive payments on this Note shall be a senior obligation of Able Telcom, except that MFS agrees that its right to receive the "Subordinated Amount" in

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respect of this Note shall be a subordinated and junior in right of payment to all obligations of Able Telcom pursuant to (a) those certain $10 million 12% Senior Subordinated Notes, due January 6, 2005, issued by Able Telcom and now held by John Hancock Mutual Life Insurance Company, John Hancock Variable Life Insurance Company and Signature 1A (Cayman), Ltd. ("Senior Subordinated Notes") and the Note Agreement, dated as of January 6, 1998, among Able Telcom and the aforementioned holders of the Senior Subordinated Notes, as amended and after giving effect to all consents given through and including the date hereof (the "Senior Subordinated Note Agreement"; all obligations, indebtedness and liabilities of Able Telcom now or hereafter existing, whether for principal, interest, Prepay ment Compensation Amount, fees, expenses (including, without limitation, attorneys' fees), indemnification or otherwise in respect of the Senior Subordinated Notes and the Senior Subordinated Note Agreement being herein referred to as the "Senior Subordinated Note Obligations") and (b) the Notes issued, and other obligations arising, under that certain Credit Agreement dated June 11, 1998, between Able Telcom and NationsBank, N.A. as Administrative Agent and CIBC Inc. as Documentation Agent and the Lenders from time to time parties thereto (as the same may be amended from time to time but without increasing the "Commitments" thereunder, the "Revolving Credit Notes" and the "Credit Agreement", respectively; the obligations of Able Telcom arising under or in connection with the Revolving Credit Notes and the Credit Agreement being herein referred to as the "Credit Agreement Obligations"). All Senior Subordinated Note Obligations and all Credit Agreement Obligations shall first be fully and indefeasibly paid in cash and in full and all commitments to lend under the Credit Agreement shall have been permanently extinguished at least 91 days before any payment, whether in cash, securities or other property, may be made, accepted or received on account of the Subordinated Amount. Any payment paid to or collected, accepted, or received by any holder of this Note in contravention of any of the terms of this paragraph shall be segregated, held in trust and promptly delivered to the owners and holders of the Senior Subordinated Note Obligations and Credit Agreement Obligations to the extent necessary to pay such Senior Subordinated Note Obligations and Obligations in full in accordance with their respective terms.

Notwithstanding anything to the contrary contained in this Note or any agreement delivered in connection herewith, but subject in all respects to the preceding paragraph, for so long as any amount is outstanding under the Senior Subordinated Note Obligations or the Credit Agreement Obligations, and for so long as there is any commitment to lend existing under the Credit Agreement, no holder of this Note may exercise any remedies in respect thereto or otherwise than with respect to recourse against the Pledged Stock or the substituted collat eral during any period (a "Standstill Period") commencing on the first date the holder of the Subordinated Amount, but for the provisions of this section, would have been entitled to enforce its claim and ending upon the earlier of: (a) the date which is 120 days after the

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commencement of the Standstill Period, if an event of default in payment of the
Senior Subordinated Note Obligations or the Credit Agreement Obligations has occurred and is continuing, and 150 days after the commencement of such Standstill Period if no such event of default has occurred during that 120 day period; and (b) the date that any owner or holder of the Senior Subordinated Notes or the Credit Agreement Obligations commences the exercise of any remedies in respect of such Senior Subordinated Notes or Obligations.

For purposes of this section, the "Subordinated Amount" shall be (x) in the event that WorldCom or MFS exercises its remedies under the Pledge Agreement and pursuant thereto acquires the Pledged Stock or the substitute collateral thereunder, the outstanding principal amount of this Note plus accrued interest minus the Deemed Value (the "Deficiency Amount") plus any amounts representing costs, expenses and fees in paragraph 1(iv) of "Additional Terms And Conditions" below, and any similar costs, expenses and fees under the Pledge Agreement, and
(y) until such time if ever as WorldCom or MFS exercises its remedies under the Pledge Agreement and pursuant thereto acquires the Pledged Stock or the substitute collateral thereunder, the unpaid principal amount of and accrued interest on this Note plus any amounts representing costs, expenses and fees in paragraph 1(iv) of "Additional Terms And Conditions" below, and any similar costs, expenses and fees under the Pledge Agreement, it being agreed and understood that the Subordinated Amount shall under no circumstances include, and neither MFS nor WorldCom shall be under any obligation to repay to Able Telcom or any holder or owner of the Senior Subordinated Notes or the Credit Agreement Obligations, any purchase price, extension fee or other amounts heretofore paid to MFS or WorldCom under the Merger Agreement (which amounts are, in the aggregate, approximately $16,039,940), any amounts that are or may be set off by MFS or WorldCom or paid to MFS as provided in paragraph 1(ii) of "Additional Terms and Conditions" below, any "Collections" received under paragraph 6 of "Additional Terms and Conditions" below and the $20 million prepayment referred to in clause (i) of the "Payment Due and Payment Dates" paragraph above. Notwithstanding anything to the contrary contained in this Note or any agreement delivered in connection herewith, but only in the event that WorldCom or MFS exercises its remedies under the Pledge Agreement and pursuant thereto acquires the Pledged Stock or the substitute collateral thereunder, any unpaid claim under the Note by WorldCom or MFS which does not constitute a Subordi nated Amount will be satisfied solely from the proceeds of the Pledged Stock or the substituted collateral.

Able Telcom and, by its acceptance hereof, MFS, acknowledges and agrees that this Note is not "Senior Debt", as defined in the Senior Subordinated Note Agreement.

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Able Telcom and, by its acceptance hereof, MFS, acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder or owner of the Senior Subordinated Note Obligations or Credit Agreement Obligations in consenting to the incurrence and maintenance of the indebtedness represented by this Note, and such holder or owner of Senior Subordinated Note Obligations or Credit Agreement Obligations has conclusively relied on such subordination provisions. Each such holder of Senior Subordinated Note Obligations or Credit Agreement Obligations is intended to be, and is, a third party beneficiary of this Subordination provision. MFS acknowledges and agrees that the provisions set forth in this Subordination provision shall be enforceable against it by the holders of the Senior Subordinated Note Obligations or Credit Agreement Obligations. Notwithstanding anything contained in this Note or any other financing document to the contrary, none of the provisions of this subordination provision may, directly or indirectly, be amended, modified, supplemented or waived without the prior written consent of all holders of the Senior Subordinated Notes and the holders of a majority of the owners and holders of the Credit Agreement Obligations.

ADDITIONAL TERMS AND CONDITIONS

1. Able Telcom: (i) waives presentment, demand, notice of demand, protest, notice of protest and notice of nonpayment and any other notice required to be given under applicable law to Able Telcom, in connection with the delivery, acceptance, performance, default or enforcement of this Note, of any indorsement of this Note or of any document or instrument evidencing any security for payment of this Note; (ii) waives any and all setoff or similar rights that it may have to withhold or reduce payments on this Note, including without limitation arising in connection with any claims made under the Merger Agreement or any of the other agreements entered into in connection therewith (except as otherwise specified in the Master Services Agreement delivered pursuant to the Merger Agreement); (iii) consents to any and all delays, extensions or other modifications of this Note or waivers of any term hereof or release or discharge by MFS of Able Telcom or release, substitution or exchange of any security for the payment hereof or the failure to act on the part of MFS or any indulgence shown by MFS, from time to time and in one or more instances (without notice to or further assent from Able Telcom), and agrees that no such action, failure to act or failure to exercise any right or remedy, on the part of MFS shall in any way affect or impair the obligations of Able Telcom or be con strued as a waiver by MFS of, or otherwise affect, any of MFS' rights under this Note, under any indorsement of this Note or under any document or instrument evidencing any security for payment of this Note; and (iv) agrees to pay, on demand, all costs and expenses relating to the execution, recording or collection of

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         this Note or of any indorsement and/or the enforcement of MFS' rights with respect to, or the protection of, or realization upon, any property securing payment hereof, including reasonable attorney's fees.

2. Able Telcom may, without premium or penalty, at any time and from time to time, prepay all or a portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment (except as otherwise permitted by paragraph 6 below).

3. Beginning on the date of this Note and continuing for so long as the Note shall not have been paid in full in accordance with its terms, Able Telcom covenants and agrees with MFS that Able Telcom shall not permit MFSAC (as the surviving corporation in the merger contemplated by the Merger Agreement) to, (i) create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable with respect to, any indebtedness, other than indebtedness that is outstanding on the date of this Note or indebtedness the proceeds of which are used entirely to repay this Note in accordance with its terms or indebtedness to Able Telcom incurred for working capital purposes),
         (ii) enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discon tinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any substantial part of its business or property except with the express prior written consent of MFS, or (iii) declare or pay any dividends, or return any capital, to its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued with respect to its capital stock), or set aside any funds for any of the foregoing purposes.

4. This Note is payable on a specific date. Accordingly, the occurrence of any one or more of the following events shall constitute a default under this Note: (i) the failure to pay or perform any obligations, liabilities or indebtedness of Able Telcom to MFS, whether under this Note or any other agreement, note or instru ment now or hereafter existing, as and when due (whether at maturity or by acceleration and no prior demand therefor by MFS being necessary); (ii) a proceed ing being filed or commenced against Able Telcom for dissolution or liquidation of Able Telcom (except where such proceeding is filed or commenced

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         involuntarily and is dismissed or discharged within sixty (60) days of the date of notice thereof) or Able Telcom voluntarily or involuntarily terminating or dissolving or being terminated or dissolved; (iii) insolvency of, business failure of, the appointment of a custodian, trustee, liquidator or receiver for or for any of the property of, or an assignment for the benefit of creditors by or the filing of a petition under bank ruptcy, insolvency, or debtor's relief law (except where such appointment, assign ment, or filing is involuntary and is dismissed or discharged within sixty (60) days of the date of notice thereof), or for any readjustment of indebtedness, composition or extension by or against Able Telcom; (iv) any attachments, liens or additional security instruments being placed upon the property which is security for this Note (except where such attachment or lien is created by other than Able Telcom or its affiliates and is removed within sixty
         (60) days of the date of notice thereof); (v) acquisition at any time or from time to time of title to the whole of or any part of the property which is security for this Note by any person, partnership or corpora tion other than Able Telcom; (vi) any representation or warranty, whether hereun der or pursuant to the Merger Agreement or the Pledge Agreement, made by Able Telcom to MFS is, or was, untrue or materially misleading at the time such representation or warranty was made; (vii) any default as defined in the Pledge Agreement; or (viii) breach of any the covenants contained in Section 3 hereof.

5. Whenever there is a default under this Note or any proceeding in bankruptcy, receivership, or insolvency, including an assignment for the benefit of creditors instituted by or against Able Telcom (except where such bankruptcy or insolvency proceeding or assignment is filed or instituted against Able Telcom and is dis missed or discharged within sixty (60) days of the date of notice thereof) the entire balance outstanding hereunder shall automatically become immediately due and payable, without presentment, notice, protest or demand of any kind (all of which are expressly waived by Able Telcom) for the payment of the whole or any part hereof (subject to the subordination provisions contained in the portion of this Note entitled "Limited Subordination"). Failure at any time to exercise any of the aforesaid options or any other rights of MFS hereunder shall not constitute a waiver thereof, nor shall it be a bar to exercise of any of the aforesaid options or rights at a later date.

6. Beginning on July 14, 1998 and on every second Tuesday thereafter for so long as the Note shall not have been paid in full in accordance with its terms, Able Telcom shall provide to MFS by fax to the attention of Frederick W. Weidinger (i) a

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         schedule of all payments (the "Collections") under the Contracts (as defined in the Merger Agreement) received through the close of business on the prior Friday, (ii) all the supporting documentation, if requested, evidencing the Collections and their respective amounts certified as correct by the senior financial officer of Able Telcom, and (iii) a wire transfer in immediately available funds of the amount equal to 10% percent of the total Collections for that period. Such payments shall be first applied to the principal in excess of the Deemed Value outstanding hereun der and then to accrued interest. Information as to the Collections shall be subject to audit by MFS at its expense, unless such audit uncovers an underpayment pursuant to this paragraph of at least ten percent (10%), in which event such audit shall be at Able Telcom's expense.

7. This Note is delivered in and shall be construed under the laws of the State of Delaware and the United States of America, without giving effect to the conflict of laws principles thereof, and in any litigation in connection with, or enforcement of, this Note or any indorsement of this Note or any security given for payment hereof, Able Telcom waives trial by jury and consents to and confers personal jurisdiction on courts of the State of Delaware or the United States District Court for the District of Delaware, and expressly waives any objections as to venue in any of such courts. As used in this Note, the term MFS shall include successors, indorsees and assigns of MFS.

8. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.



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IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its duly authorized officer as of the day and year first above written.

                                       ABLE TELCOM HOLDING CORP.
                                       1601 Forum Place, Suite 1110,
                                       West Palm Beach, Florida 33401

                                       By:     /S/ GIDEON D. TAYLOR
                                          -------------------------------------
                                          Name:  GIDEON D. TAYLOR
                                          Title: CHAIRMAN


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                                 ACKNOWLEDGEMENT

STATE OF VIRGINIA    /section/

COUNTY OF PITTSYLVANIA     /section/

                  Before me, the undersigned, a Notary Public, on this day personally appeared Gideon Taylor, known to me or proved to me on the oath of ___________________ or through (description of identity card or other document) to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that the same was the act of the said Able Telcom Holding Corp., a Florida corporation, and that he has executed the same as the act of such corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

                  Given under my hand and seal of office this 3rd day of July, 1998.

                                                  /S/ JOANN ATKINSON
                                              ----------------------------------
                                              Notary Public, State of Virginia

                                                    JOANN ATKINSON
                                              ----------------------------------
                                              Printed Name of Notary

(SEAL OR STAMP)


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